Exhibit 2.1

                                  EUROTRUST A/S
                 EMPLOYEE AND DIRECTOR SUBSCRIPTION OPTION PLAN

      1.    PURPOSE; TYPES OF AWARDS; CONSTRUCTION.

            The purpose of the EuroTrust A/S Employee and Director Subscription Option Plan (the "Plan") is to align the interests of officers, other key employees, consultants and directors of EuroTrust A/S (the "Company") and its affiliates with those of the stockholders of the Company, to afford an incentive to such officers, employees, consultants and directors to continue as such, to increase their efforts on behalf of the Company and to promote the success of the Company's business. To further such purposes, the Board may grant options to purchase the Company's common stock. The Plan is effective as of May 12, 2004.

      2.    DEFINITIONS.

            As used in this Plan, the following words and phrases shall have the meanings indicated below:

            (a) "ADS" shall mean American Depositary Shares, each representing six shares of Common Stock as of the date hereof, and as may be adjusted from time to time.

            (b) "Agreement" shall mean a written agreement entered into between the Company and an Optionee in connection with an award under the Plan.

            (c)   "Board" shall mean the Board of Directors of the Company.

            (d) "Common Stock" shall mean the ordinary shares, nominal value DKK 1.25, of the Company. In the event that the Optionee is a resident of the United States, the Common Stock which an Optionee is entitled to acquire shall be exchangeable for American Depositary Shares.

            (e) "Company" shall mean EuroTrust A/S, a corporation organized under the laws of the Kingdom of Denmark, or any successor corporation.

            (f) "Disability" shall mean an Optionee's inability to perform his duties with the Company or on the Board by reason of any medically determinable physical or mental impairment, as determined by a physician selected by the Optionee and acceptable to the Company.

            (g) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

            (h) "Fair Market Value" (i) of an ADS as of a particular date shall mean (A) if ADSs are then listed on a national securities exchange in the United States, the closing sales price per share of the ADSs on the national securities exchange on which the ADSs are principally traded for the last preceding date on which there was a sale of such ADSs on such exchange, or (B) if the ADSs are then traded in an over-the-counter market, the closing bid price for the ADSs in such over-the-counter market for the last preceding date on which there was a sale of such ADSs in such market, and (ii) of a share of Common Stock as of a particular date shall be equal to the Fair Market Value of an ADS divided by the number of shares of Common Stock then represented by an ADS.

            (h) "Option" shall mean the right, granted hereunder, to purchase shares of Common Stock.

            (i) "Optionee" shall mean a person who receives a grant of an Option.

            (j) "Option Price" shall mean the exercise price of the shares of Common Stock covered by an Option.

            (k) "Subsidiary" shall mean any company (other than the Company) in an unbroken chain of companies beginning with the Company if, at the time of granting an Option, each of the companies other than

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the last company in the unbroken chain owns stock possessing fifty percent (50%)
or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

      3.    ADMINISTRATION.

            The Plan, except as may otherwise be determined by the Board, shall be administered by the Board.

            The Board shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options; to determine the purchase price of the shares of Common Stock covered by each Option; to determine the persons to whom, and the time or times at which awards shall be granted; to determine the number of shares to be covered by each award; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Agreements (which need not be identical) and to cancel or suspend awards, as necessary; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

            The Board may employ one or more persons to render advice with respect to any responsibility the Board may have under the Plan. All decisions, determination and interpretations of the Board shall be final and binding on all Optionees of any awards under this Plan. The Board may delegate its authority to grant Options to a committee.

            No member of the Board (or committee, if applicable) shall be liable for any action taken or determination made in good faith with respect to the Plan or any award granted hereunder.

      4.    ELIGIBILITY.

            Awards may be granted to officers and other key employees of and consultants to the Company, and its Subsidiaries, including officers and directors who are employees, and to Directors. In determining the persons to whom awards shall be granted and the number of shares to be covered by each award, the Board shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Board shall deem relevant in connection with accomplishing the purpose of the Plan.

      5.    STOCK.

            The maximum number of shares of Common Stock reserved for the grant of awards under the Plan shall be 3,000,000, subject to adjustment as provided in Section 7 hereof. Such shares may, in whole or in part, be shares that shall have been or may be reacquired by the Company. The granting of options and the issuance of shares underlying the options has been duly approved by the Company's shareholders in accordance with Danish law.

            If any outstanding award under the Plan should for any reason expire, be canceled or be forfeited without having been exercised in full, the shares of Common Stock allocable to the unexercised, canceled or terminated portion of such award shall (unless the Plan shall have been terminated) become available for subsequent grants of awards under the Plan.

      6.    TERMS AND CONDITIONS OF OPTIONS.

            Each Option granted pursuant to the Plan shall be evidenced by an Agreement, in such form and containing such terms and conditions as the Board shall from time to time approve, which Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Option Agreement:

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            (a)   NUMBER OF SHARES. Each Option Agreement shall state the number of shares of Common Stock to which the Option relates.

            (b) OPTION PRICE. Each Option Agreement shall state the Option Price, which shall not be less than one hundred percent (100%) of the Fair Market Value of the ADSs or Common Stock, as the case may be, covered by the Option on the date of grant. For Optionees residing in the United States, the Option Price shall reflect the fact that these Optionees receive Options to acquire ADS. The Option Price shall be subject to adjustment as provided in
Section 7 hereof. The date as of which the Board adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted, unless such resolution specifies a different date.

            (c) MEDIUM AND TIME OF PAYMENT. The Option Price shall be paid in full, at the time of exercise, in cash.

            (d) EXERCISE SCHEDULE AND PERIOD OF OPTIONS. Each Option Agreement shall provide the exercise schedule for the Option as determined by the Board; PROVIDED, HOWEVER, that, the Board shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. The exercise period shall be not more than ten (10) years from the date of the grant of the Option as determined from time to time by the Board. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by written notice delivered in person or by mail to the Secretary of the Company, specifying the number of shares of Common Stock with respect to which the Option is being exercised.

            (e) OTHER PROVISIONS. The Option Agreements evidencing awards under the Plan shall contain such other terms and conditions not inconsistent with the Plan as the Board may determine, including penalties for the commission of competitive acts.

      7.    EFFECT OF CERTAIN CHANGES.

            In the event of any extraordinary dividend, stock dividend, recapitalization, merger, consolidation, stock split, reverse stock split, warrant or rights issuance, or combination or exchange of such shares, or other similar transactions, each of the number of shares of Common Stock available for awards, the number of such shares covered by outstanding awards, and the price per share of Options, as appropriate, shall be equitably adjusted by the Board to reflect such event and preserve the value of such awards.

      8.    SURRENDER AND EXCHANGE OF AWARDS.

            The Board may permit the voluntary surrender of all or a portion of any Option granted under the Plan or any option granted under any other plan, program or arrangement of the Company or any Subsidiary ("Surrendered Option"), to be conditioned upon the granting to the Optionee of a new Option for the same number of shares of Common Stock as the Surrendered Option, or may require such voluntary surrender as a condition precedent to a grant of a new Option to such Optionee. Subject to the provisions of the Plan, such new Option shall be exercisable at the price, during such period and on such other terms and conditions as are specified by the Board at the time the new Option is granted.

      9.    PERIOD DURING WHICH AWARDS MAY BE GRANTED.

            Awards may be granted pursuant to the Plan from time to time at any time prior to April 30, 2013.

      10.   NONTRANSFERABILITY OF AWARDS.

            Except as otherwise determined by the Board, awards granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, or to an "Affiliate", as defined in Rule 144 of the Securities Act of 1933, and awards may be exercised or otherwise realized, during the lifetime of the Optionee, only by the Optionee or by his guardian or legal representative, or by an Affiliate if the award has been transferred to an Affiliate.

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      11.   AMENDMENT AND TERMINATION OF THE PLAN.

            The Board at any time and from time to time may suspend, terminate, modify or amend the Plan. Except as provided in Section 7(a) hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any award previously granted, unless the written consent of the Optionee is obtained.

      12.   RIGHTS AS A SHAREHOLDER.

            An Optionee or a transferee of an award shall have no rights as a shareholder with respect to any shares covered by the award until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in
Section 7(a) hereof.

      13.   NO RIGHTS TO EMPLOYMENT OR SERVICE AS A DIRECTOR OR CONSULTANT.

            Nothing in the Plan or in any award granted or Agreement entered into pursuant hereto shall confer upon any Optionee the right to continue in the employ of the Company or any Subsidiary or as a member of the Board or a consultant to the Company or any Subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate such Optionee's employment or service. Awards granted under the Plan shall not be affected by any change in duties or position of an employee Optionee as long as such Optionee continues to be employed by the Company or any Subsidiary.

      14.   BENEFICIARY.

            An Optionee may file with the Board a written designation of a beneficiary on such form as may be prescribed by the Board and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Optionee, the executor or administrator of the Optionee's estate shall be deemed to be the Optionee's beneficiary.

      15.   GOVERNING LAW.

            The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the Kingdom of Denmark.


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